AGREEMENT AND PLAN OF MERGER

                            dated as of

                     December 17, 1998 among

                  PHARMHOUSE CORP., PHAR MOR, INC.

                               and

                    PHARMACY ACQUISITION CORP.





                         TABLE OF CONTENTS/1

                                                             Page
                ARTICLE 1
                THE MERGER

Section 1.01.   The Merger                                     1
Section 1.02.   Conversion of Shares                           2
Section 1.03.   Surrender and Payment                          3
Section 1.04.   Employee Stock Options and Restricted Shares   5
Section 1.05    No Set-Off                                     5

                ARTICLE 2
                THE SURVIVING CORPORATION
Section 2.01.   Certificate of Incorporation                   6
Section 2.02.   Bylaws                                         6
Section 2.03.   Directors and Officers                         6

                ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01.   Corporate Existence and Power                  6
Section 3.02.   Corporate Authorization; Approval of the Board 7
Section 3.03.   Governmental Authorization                     7
Section 3.04.   Noncontravention                               7
Section 3.05.   Capitalization                                 8
Section 3.06.   Subsidiaries                                   8
Section 3.07.   SEC Filings                                    9
Section 3.08.   Financial Statements.                          9
Section 3.09.   Proxy Statements; Schedule 13E-3               10
Section 3.10.   Absence of Certain Changes                     10
Section 3.11.   Litigation                                     12
Section 3.12.   No Undisclosed Material Liabilities            12
Section 3.13.   Compliance with Laws                           12
Section 3.14.   Finders' Fees                                  12
Section 3.15.   Taxes                                          13
Section 3.16.   Employee Benefits                              13
Section 3.17.   Environmental Matters                          14
Section 3.18.   Material Agreements                            15
Section 3.19.   Title to Properties; Encumbrances              16
Section 3.20.   Labor Matters                                  16

                ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.01.   Corporate Existence and Power                  17
Section 4.02.   Corporate Authorization                        17
Section 4.03.   Governmental Authorization                     17
Section 4.04.   Noncontravention                               18
Section 4.05.   Proxy Statement; Schedule 13E-3                18
Section 4.06    Litigation                                     18
Section 4.07.   Finders' Fees                                  18
Section 4.08.   Financing                                      19

                ARTICLE 5
                COVENANTS OF THE COMPANY
Section 5.01.   Conduct of the Company                         19
Section 5.02.   Stockholder Meeting; Proxy Material            20
Section 5.03.   Access to Information                          21
Section 5.04.   Other Offers                                   21
Section 5.05.   Estoppel Certificates.                         22
Section 5.06.   Confidentiality Agreement                      22
Section 5.07.   Pre-Closing Balance Sheet                      22

                ARTICLE 6
                COVENANTS OF BUYER
Section 6.01.   Obligations of Merger Subsidiary               23
Section 6.02.   Director and Officer Liability                 23
Section 6.03.   Employment Agreements                          24
Section 6.04.   Standstill                                     24
Section 6.05    Transitory Nature of Merger Subsidiary.        24
Section 6.06.   Buyer's Environmental Report                   24

                ARTICLE 7
                COVENANTS OF BUYER AND THE COMPANY
Section 7.01.   Commercially Reasonable Efforts; SEC Filings   24
Section 7.02.   Public Announcements                           25
Section 7.03.   Further Assurances                             25
Section 7.04.   Notices of Certain Events                      25

                ARTICLE 8
                CLOSING; CONDITIONS TO THE MERGER
Section 8.01.   Closing                                        25
Section 8.02.   Conditions to the Obligations of Each Party    26
Section 8.03.   Conditions to the Obligations of Buyer and
                Merger Subsidiary                              26
Section 8.04.   Conditions to the Obligations of the Company   27

                ARTICLE 9
                TERMINATION
Section 9.01.   Termination                                    27
Section 9.02.   Effect of Termination                          29

                ARTICLE 10
                MISCELLANEOUS
Section 10.01.  Notices                                        31
Section 10.02.  Survival                                       32
Section 10.03.  Amendments; No Waivers                         32
Section 10.04.  Expense                                        33
Section 10.05.  Successors and Assigns                         33
Section 10.06.  Counterparts; Effectiveness                    33
Section 10.07.  Parties in Interest                            33
Section 10.08.  No Personal Liability                          33
Section 10.09.  Governing Law                                  33
Section 10.10.  Jurisdiction                                   33
Section 10.11.  Specific Performance                           35
Section 10.12.  Interpretation                                 35
Section 10.13.  Entire Agreement; Schedules                    35
Section 10.14.  Severability                                   36

1/The Table of Contents is not a part of this Agreement


                    AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 17, 1998 among PHARMHOUSE CORP., a New York corporation (the "Company"), PHAR MOR, INC., a Pennsylvania corporation ("Buyer") and PHARMACY ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                             WITNESSETH:

     WHEREAS, Buyer and the Company desire that Merger Subsidiary be merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Buyer as contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

                              ARTICLE 1
                             THE MERGER

     Section 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Business Corporation Law of the State of New York (the "New York Law"), whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all assets, properties, rights, privileges, powers and franchises of a public or private nature of the Company and the Merger Subsidiary shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and the Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of the Company and the Merger Subsidiary. No liability or obligation due or to become due, claim or demand for any cause existing against either the Company or the Merger Subsidiary, or any stockholder, officer or director thereof,
shall  be  released  or  impaired by the Merger.   No  action  or
proceeding, whether criminal or civil, then pending by or against either the Company or the Merger Subsidiary, or any stockholder, officer or director thereof, shall abate or be discontinued by the
Merger,  but  may  be   enforced,  prosecuted,  settled        or
compromised  as if the Merger had not occurred, or the  Surviving
Corporation  may  be  substituted  in  such  action  or   special
proceeding  in  place  of  either  the  Company  or  the   Merger
Subsidiary.

     (b)   As soon as practicable, but in no event later than ten
days   after  the  satisfaction  or,  to  the  extent   permitted
hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger (together with any other documents, certificates and instruments required by law to effectuate and consummate the Merger, all in a form reasonably
acceptable  to  the  Company  and  Buyer)  with   the Department of
State of the State of New York and make all other filings or recordings required by New York Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Department of State of the State of New York (the "Effective Time").

     Section 1.02.  Conversion of Shares.

         (a)  At the Effective Time by virtue of the Merger:

          (i) each share (each a "Share") of common stock, par value $.01 per share, of the Company (the "Common Stock") held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i) above or as provided in Sections 1.02(b), be converted into the right to receive $3.25 in cash, without interest, but subject to adjustment as provided in
     Section 1.02(b) (such amount, as so adjusted, the "Per Share Amount"), payable in full by wire transfer or check of immediately available funds within five business days after the date when such holder has satisfied the procedures
     contemplated  by  Section  1.03,  in  accordance  with   the
     provisions of this Agreement. Following the Effective Time, all certificates or other instruments representing shares of Common Stock outstanding immediately prior to the Merger shall thereafter only represent the right to receive, upon surrender
     thereof,  the  Merger Consideration  (as  defined below).   At
     the Effective time, each share of Common Stock issued and outstanding prior to the Effective time (all of which shares will be converted into the right to receive the Merger Consideration) shall be cancelled and retired and shall cease to exist.  The Per Share Amount payable to  all issued and  outstanding  Shares pursuant  to  this  Section
     1.02(a)(iii)   is  herein  referred  to   as   the   "Merger
     Consideration."

     (b)  The Per Share Amount shall be subject to adjustment  as follows:

          (i) if the Company ceases to conduct normal retail operations at any store location at which it conducts such operations on the date hereof, and Buyer waives any right it may have to terminate this Agreement as a consequence of such closure(s), the Per Share Amount shall be reduced by an amount equal to $.10 for each such store closing (including without limitation the cessation of normal retail operations at either of the Company's store locations no. 167 and 168 for any reason); provided, however, that in no event shall the Per Share Amount be reduced by an amount in excess of $.20 pursuant to this Section 1.02(b); provided further, that if the Company ceases to conduct normal retail operations at two or more of its currently existing store locations (other than a cessation of such operations at the Company's store locations no. 167 and/or 168 resulting from the termination of the leases for such locations solely by action of the landlord therefor), then Buyer has the right to terminate this Agreement pursuant to Section 9.01(g)(i);

          (ii) if the Pre-Closing Balance Sheet (as defined below) shows that the total assets minus the total liabilities of the Company and the Company Subsidiaries on a consolidated basis (the "Net Assets") as of the date thereof is less than $1,000,000 then the Per Share Amount shall be reduced by $.01 for every full $30,000 by which the Net Assets are less than $1,000,000; provided, however, that if Net Assets are less than negative $1,000,000 then Buyer has the right to terminate this Agreement pursuant to Section 9.01(g)(ii); provided further, that in determining Net Assets for purposes of this Section
            1.02(b)(ii), no adjustment to the Pre-Closing Balance Sheet shall be made with respect to Section 1.02(b)(iv) below;

          (iii)  if the Pre-Closing Balance Sheet shows  that the  Net
            Assets are greater than $5,000,000, then the Per Share Amount shall be increased by $.01 for every full $30,000 by which the Net Assets are greater than $5,000,000; provided, however, that if Net Assets are greater than $7,000,000 then the Company has the right to terminate this Agreement pursuant to Section 9.01(l); and

          (iv)  if the  Closing  Environmental  Liabilities  (as defined below) are greater than $100,000, then the Per Share Amount shall be reduced by $.01 for every full $30,000 by which the
            Environmental  Liabilities  exceed   $100,000; provided,  however,
            that in no event shall the Per Share Amount be reduced by an amount in excess of $.30 pursuant to this Section 1.02(b)(iv); and provided further, that if the Closing Environmental Liabilities are greater than $750,000, then Buyer has the right to terminate this Agreement pursuant to Section 9.01(g)(ii).

     Section   1.03.   Surrender  and  Payment.    (a)   Promptly
following execution of this Agreement, Buyer shall appoint Harris Bank & Trust Company (or such other qualified party reasonably acceptable to the Company) (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Per Share Amount, and the Company shall provide Buyer and the Exchange Agent with a complete and accurate list of names and addresses for the stockholders of record of the Company. On or prior to the
Effective time, Buyer shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of Shares of Common Stock, cash in an amount equal to the Merger Consideration. Buyer shall direct the Exchange Agent to invest such funds, pending their disbursement in accordance herewith, in a money market mutual fund registered under the Investment Company Act of 1940, as amended, selected by Buyer. Buyer shall pay all fees and expenses of the Exchange
Agent.   For purposes of determining the Merger Consideration  to
be  made  available, Buyer shall assume that no holder of  Shares
will  perfect  his  right to appraisal of his  Shares.   Promptly
after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Per Share Amount, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares, provided that Buyer shall direct the Exchange Agent to accept an indemnity in the form reasonably satisfactory to Buyer and the Exchange Agent, for any  such  certificate which is lost, stolen  or  destroyed. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. The Exchange Agent or Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Exchange Agent or Buyer are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, with respect to the making of any payment in respect of the Merger Consideration hereunder. To the extent such amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction and withholding was made by the Exchange Agent or Buyer. No such deduction or withholding shall be made if the relevant Person shall provide documentation reasonably
satisfactory  to  the  Exchange  Agent   and   Buyer
establishing an exemption from withholding, and Buyer shall take customary actions to obtain such documentation prior to such deduction or withholding.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefore, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by law as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount  paid to  a  public official
pursuant to applicable abandoned  property laws.   Any amounts
remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     Section 1.04.  Employee Stock Options and Restricted Shares.

     (a) At or immediately prior to the Effective Time, (i) each outstanding option to purchase Common Stock granted under any employee or nonemployee director stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Surviving Corporation at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Per Share Amount over the applicable exercise price of such option by (B) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, and (ii)
each restricted Share granted under any employee or nonemployee director stock option or other compensation plan or arrangement of the Company shall be vested and converted into the right to receive the Per Share Amount in accordance with Section 1.02(c).
Schedule 3.16 hereto (A) identifies each employee stock option or
compensation  plan  or  arrangement  of  the  Company   and   (B)
identifies each employee or nonemployee director of the Company or any Company subsidiary who holds options pursuant top any such plan, and sets forth with respect to each such holder (1) the number of options held thereby and (2) the exercise price per share applicable to each such option.

     (b) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of options to purchase shares of Common Stock and restricted Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any permitted amendments to the terms of such stock option or compensation plans or arrangements, and take any other permitted actions thereunder, that, in the case of either clauses 1.04(b)(i) or 1.04(b)(ii), are necessary to give effect to the transactions contemplated by
Section 1.04(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any option or restricted Shares until any necessary consent from the holder thereof is obtained.

     Section 1.05 No Set-Off. Except as expressly set forth in Section 9.02(d), Buyer's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Buyer may have against the Company or any holder of Common Stock or options to purchase Common Stock.

                              ARTICLE 2
                      THE SURVIVING CORPORATION

     Section 2.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance herewith and with applicable law.

     Section 2.02.  Bylaws.  The bylaws of the Company in  effect at  the  Effective  Time  shall be the bylaws  of  the  Surviving
Corporation  until  amended  in  accordance  herewith  and   with
applicable law.

     Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Subsidiary at the Effective Time shall be the directors and officers of the Surviving Corporation.

                              ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that:

     Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all
corporate   powers   and  all  material  governmental   licenses,
authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the business, assets, operations, condition or prospects (financial or otherwise), results of operations or the
conduct   of  the  business  of  the  Company  and  the   Company
Subsidiaries taken as a whole; provided, however, that the cessation of normal retail operations at any two or more store locations at which either the Company or any Company Subsidiary conducts business on the date hereof (other than a cessation of such operations at either of the Company's store locations no. 167 or 168 resulting from the termination of the leases for such locations solely by action of the landlords therefor) shall constitute a Material Adverse Effect; and provided further that the incurrence by the Company on a consolidated basis of net losses not exceeding $600,000 for February 1999 and not exceeding $825,000 for March 1999, in and of itself shall not constitute a Material
Adverse Effect for purposes hereof.   For  purposes  of this
Agreement,  a  "Subsidiary," as to any  Person,  means  any
corporation  or  other  entity  of  which  securities  or   other
ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person, and "Company Subsidiary" means any Subsidiary of the Company.

     Section 3.02. Corporate Authorization; Approval of the Board. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the
transactions   contemplated  hereby  are  within  the   Company's
corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (x) as the same may be limited by  applicable  bankruptcy,  insolvency,  moratorium  or similar laws of general application relating to or affecting creditors' rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions (x) and (y) are hereinafter
referred to as the "Enforceability Exceptions."   The
Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, [unanimously] approved
this   Agreement,   the   Merger  and  the   other   transactions
contemplated hereby on the material terms and conditions set forth herein. The Board of Directors of the Company has received the opinion as of the date of this Agreement of Jefferies & Co., Inc., as financial advisor to the Board of Directors of the Company, that the consideration to be received by the Company's stockholders (other than Buyer and its Subsidiaries) in the Merger is fair to such stockholders from a financial point of view, and such opinion has been made available to Buyer.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with New York Law, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (c) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (d) where the failure to take such action or make such filing would not have, and would not reasonably be expected to have, a Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby.

     Section  3.04.   Noncontravention.  The execution,  delivery and
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, to the best of the Company's knowledge, contravene or conflict in any material respect with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) except as set forth on
Schedule 3.04 or as disclosed on the SEC Reports (as defined below) and with such other exceptions as would not individually or in the aggregate have a Material Adverse Effect, to the best of the Company's knowledge, constitute a default under or give rise to a
right of termination, cancellation or acceleration         of
any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract, real estate lease or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, to the best of the Company's knowledge, result in the creation or imposition of any Lien on any asset of the Company or any Company
Subsidiary.   For purposes of this Agreement, "Lien" means,  with
respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

     Section 3.05. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $.01 per share (defined above as "Common Stock"), and 2,500,000 shares of preferred stock, par value $.10 per share. As of
December 10, 1998, there were outstanding  (i)  2,594,827 shares  of
Common Stock and no shares of preferred stock,         (ii)
stock options held by employees and nonemployee directors of the Company to purchase a total of 845,319 shares of Common Stock at such exercise prices as set forth in Schedule 3.05, and (iii) stock awards to nonemployee directors in aggregate amount equal to 13,728 shares of Common Stock. All outstanding Shares have been duly authorized and validly issued and are fully paid and
nonassessable.   Except  as set forth  in  this  Section  and  in
Schedule 3.05 or as disclosed in the SEC Reports, and except for changes since December 10, 1998 resulting from the exercise of stock options granted to employees and nonemployee directors of the Company and referred to in the preceding clause (ii), there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (d) no stock appreciation rights or similar rights with respect to any securities of the Company (the items in clauses 3.05(a), 3.05(b), 3.05(c) and 3.05(d) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     Section  3.06.  Subsidiaries.  (a) Schedule 3.06 lists  each
of   the   Company's   subsidiaries  and  the   jurisdiction   of
incorporation and organization of each Subsidiary. Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of
incorporation,  has  all  corporate  powers  and   all   material
governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the
aggregate,   have  a  Material  Adverse  Effect.    All   Company
Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.06(a).

     (b) Except as set forth in Schedule 3.06(b) or as disclosed in the SEC Reports, all of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary, is owned by the
Company, directly or indirectly, free and clear  of         any
Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such
capital stock or other ownership interests).  There         are
no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options or other rights to acquire from the Company or any Company Subsidiary, and no other obligation of the Company or any Company Subsidiary to issue, any capital stock,
voting securities or other ownership interests in, or       any
securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary or (iii) stock appreciation rights or similar rights with respect to any securities of any Company Subsidiary (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being
referred    to   collectively   as   the   ("Company   Subsidiary
Securities").   There  are  no  outstanding  obligations  of  the
Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     Section 3.07. SEC Filings. (a) The Company has made available to Buyer (i) the annual reports on Form 10-K for its fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended May 2, August 1 and October 31, 1998, (iii) its proxy or information statements relating to meetings of, or actions
taken  without  a meeting by, the  stockholders  of         the
Company held since January 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 31, 1996. As used herein, the term "Form 10-K" means the Company's annual report on Form 10-K for the fiscal year ended January 31, 1998, the term "Form 10-Q" means the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 1998, and the term "SEC Reports" means all of the reports and other filings referred to in the preceding clauses (i) through (iv).

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c)   Each  such  registration  statement,  as  amended   or
supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section    3.08.    Financial   Statements.    The   audited
consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10Q referred to in Section 3.07 fairly present, in all material respects and in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the
dates  thereof  and  their  consolidated  results  of     the
operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 3.09. Proxy Statements; Schedule 13E-3. The proxy statement of the Company (the "Company Proxy Statement") to be mailed to the stockholders of the Company in connection with the meeting of such stockholders to vote on the approval and adoption of this Agreement and the Merger (the "Company Stockholder
Meeting"), and any amendments or supplements to such proxy statement will, when filed with the SEC, to the best of the Company's knowledge, comply as to form in all material respects
with  the  applicable requirements of the Exchange Act.   At  the
time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the
information   supplied   by   the  Company   for   inclusion   or
incorporation by reference in the Company Proxy Statement or in the Rule 13e-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with the Merger (the "Schedule 13E-3"), as either such document may be supplemented or amended, if applicable, to the best of the Company's knowledge, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.10. Absence of Certain Changes. Except as set forth on Schedule 3.10 or as otherwise permitted by this Agreement, since October 31, 1998, the Company and Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Material Adverse Effect (other than those arising from general economic or industry-wide events or occurrences);

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary;

     (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

     (d) any amendment of any material term of any real estate lease to which the Company or any Company Subsidiary is a party;

     (e)any incurrence, assumption or guarantee  by the   Company   or
any Company Subsidiary of any indebtedness for borrowed money in excess of $50,000 in the aggregate other than in the ordinary course of business and in amounts and on terms consistent with past practices (but excluding indebtedness owed to Buyer or any Subsidiary of Buyer);

     (f) any creation or assumption by the Company or any Company Subsidiary of any Lien (other than Permitted Liens (as defined below)) on any material asset other than in the ordinary course of business consistent with past practices;

     (g)  any transaction or commitment made,  or  any contract  or
agreement entered into, by the Company  or any  Company   Subsidiary
relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Company Subsidiary of any contract or other right, in either
case,   material  to  the  Company and the Subsidiaries  taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice, those contemplated by this Agreement and additions of subscribers to existing programming agreements;

     (h) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practices;

     (i) any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a concurrent change in GAAP; or

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of the Company Subsidiaries, except as set forth in the Company's employment agreements listed in Schedule 3.20, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Company Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or (iv) increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Company or any of the Company Subsidiaries, or, other than in the ordinary course of business consistent with past practice, to employees (including officers who are employees) of the Company or any of the Company Subsidiaries.

For purposes of this Agreement, "Permitted Liens" means (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, and other like Liens arising in the ordinary course of business for payments which are not material in amount, and pledges or deposits to obtain the release of such Liens; (ii) Liens for
current taxes or assessments not yet due and payable or which   are
being  contested  in  good  faith  by   appropriate
proceedings  and  for  which  appropriate  reserves   have   been
established; (iii) Liens securing indebtedness owed to  Buyer  or any
Subsidiary  of  Buyer;  and  (iv)  other  Liens  or   minor
imperfections of title that, taken in the aggregate, do not materially impair the conduct of the Company's and the Company Subsidiaries' business or the use of any material assets.

     Section  3.11.  Litigation.  Except as set forth in Schedule
3.11  or  as  disclosed in the SEC Reports, there is  no  action, suit,  investigation or proceeding pending  against,  or  to  the knowledge of the Company threatened against, the Company or any Company Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official
(i) which would reasonably be expected to have a Material Adverse Effect, or (ii) which seek to prevent, hinder, modify or
challenge  the  transactions  contemplated  by   this Agreement.

     Section 3.12.  No Undisclosed Material Liabilities.  Neither
the   Company  nor  any  of  the  Company  Subsidiaries  has  any
indebtedness, liability or obligation of any type, whether or not required by GAAP to be reflected on a balance sheet and whether or not due, except (a) liabilities reflected or reserved against in the balance sheet set forth in the Form 10-Q, or otherwise disclosed in the other SEC Reports, (b) liabilities incurred in the ordinary course of business since October 31, 1998, (c) other liabilities, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect and (d) as set forth on any Schedule hereto or any contract or agreement set forth thereon (other than for breach thereof).

     Section 3.13.  Compliance with Laws.  Except as set forth on
Schedule 3.13, the Company and the Company Subsidiaries hold  all
licenses,    franchises,   certificates,    consents,    permits,
qualifications   and   authorizations   from   all   governmental
authorities necessary for the lawful conduct of their businesses, except where the failure to hold any of the foregoing would not have, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has violated, or is in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not have, and would not reasonably be expected to have, a Material Adverse Effect.

     Section 3.14. Finders' Fees. Except for Jefferies & Co., Inc., the terms of whose engagement are set forth in the engagement letter provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Company Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transaction contemplated by this Agreement.

     Section 3.15. Taxes. Except as to any items that would not, individually, or in the aggregate, have a Material Adverse Effect and except as set forth on Schedule 3.15 or as disclosed in the SEC Reports: (a) the Company and each of the Company Subsidiaries has (i) paid all United States federal, state, local and foreign income, FICA/FUTA, sales, excise, franchise and similar taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing, a "Tax"), required to be paid by it or collected from employees or customers in the form of payroll withholding on or before the date hereof (and will duly pay all such amounts required to be paid between the date hereof and the Effective Time) and (ii) properly completed in correct form and timely filed all United States federal, state, local and foreign income (including any estimated Taxes) and other Tax returns or reports (including declarations of estimated Tax), required to be filed by it; (b) there are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in or failure to pay any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Company Subsidiaries;
(c)  the  Company  and  each   of   the   Company Subsidiaries  has
established  adequate  accruals   for   Taxes, interest,  penalties
and other additions thereto and for any liability for deferred Taxes in accordance with GAAP; (d) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of the Company's Subsidiaries; (e) there are no agreements, waivers, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Tax; (f) except as set forth on Schedule 3.15(f), the Company has not made any payment which will be or may be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Internal Revenue  Code of 1986, as amended;
(g) the Company has not taken any action that could have the effect of deferring any liability for Taxes from any period ending on or before the Effective Time to any taxable period ending thereafter;
(h) the Federal income tax  returns  of  the  Company have either
been  audited  by  the Internal   Revenue  Service  or  the  period
during  which   any assessments may be made has expired without
waiver or extension, for all periods prior to and including the taxable year ended 1994; and (i) from January 31, 1998, there have not been any Tax elections, any settlements or compromises of any income or other Tax liabilities or any changes in Tax attributes.

     Section 3.16.  Employee Benefits.  (a)  Except as set  forth on
Schedule 3.16, the Company does not maintain, contribute to or have
any   material  liability  (whether  direct  or  indirect, including, without limitation, as a result of an indemnification obligation) under, or with respect to, and no ERISA Affiliate has any liability which has or will create any material obligation by, or result in any material liability to, Buyer with respect to or under, any
Employee Benefit Plan.   No  material  liability (whether direct or
indirect, including, without limitation, as a result of an indemnification obligation) with respect to any Employee Benefit Plan has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate under or pursuant to Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employees, employee compensation or employee benefit plans that could, following the Effective Time, become or remain a material liability of Buyer or of any Employee Benefit Plan established or contributed to by Buyer, and no event, transaction or condition has occurred or exists that could result in any such liability to their operations or, following the Effective Time, Buyer's.

     (b) Except as set forth on Schedule 3.16(b), neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan (including, without limitation, the acceleration of vesting or exercisability of any stock options or restricted stock, the acceleration of the accrual or vesting under any Employee Benefit Plan or the acceleration or creation under any severance, parachute or change of control agreement) which could result in a material liability to Buyer.

     (c) Except as set forth on Schedule 3.16(c), there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding arbitration, governmental audit or investigation relating to or seeking benefits under any Employee Benefit Plan that is pending or, to the knowledge of the Company, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Benefit Plan, other than claims for benefits in the ordinary course.

     (d) Except as set forth on Schedule 3.20, neither any provision of any employee Benefit Plan or any contract (whether or not written), nor any transaction, condition or other event exists or has occurred that would require Buyer to provide any material compensation, payments or benefits, including, without limitation, severance payments) to or on behalf of any former or current employee of the Company or any ERISA Affiliate.

     (e) As used herein, the term "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock
purchase,   restricted   stock,  premium   conversion,   medical,
hospitalization,   vision,  dental   or   other   health,   life,
disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy, whether written or unwritten, to which the Company or any Company Subsidiary contributes, is obligated to contribute to, is a party to or is otherwise bound, or with respect to which the Company or any Company Subsidiary may have any liabilities. As used herein, the term "ERISA Affiliate" means (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member.

     Section 3.17.  Environmental Matters.

     (a) To the best of the Company's knowledge, except as set forth on Schedule 3.17 or as disclosed in the SEC Reports, there are no material Environmental Liabilities (as defined below) of the Company or any of the Company Subsidiaries. To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance and have been in compliance, in all material respects, with all Environmental Laws. There has been no report regarding any material environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or the Company Subsidiaries or any property or facility now or previously owned by the  Company  or the Company
Subsidiaries which has not been delivered to  Buyer. Schedule
3.17 identifies all environmental reports and studies in
the possession or control of the Company relating to any real property that previously has been or currently is owned or leased by the Company, any Company Subsidiary or any predecessor thereof, copies of which previously been furnished to Buyer.
Schedule 3.17 identifies all real property owned by the Company or any Company Subsidiary, and all real property previously or
currently  leased  or  owned  by  the  Company  or  any   Company
Subsidiary at which automotive repair services ever have been performed.

     (b) For purposes of this Agreement, "Environmental Liabilities" means any and all liabilities of the named entity, which (i) arise under or relate to matters covered by
Environmental  Laws  and  (ii) relate  to  actions  occurring  or conditions existing on or prior to the Effective Time, and includes but is not limited to fines, penalties, and costs of correcting any compliance deficiencies, and obligations for site cleanup or investigation or cleanup resulting from the disposal, release or threatened release of hazardous substances, pollutants, contaminants, or wastes.

     (c)   For purposes of this Agreement, "Closing Environmental
Liabilities"   means  the  estimated  cost   to   remediate   all
Environmental Liabilities of the Company with respect to the real property locations identified on Schedule 3.17 as determined by reference to the environmental report to be obtained by Buyer pursuant to Section 6.06; provided, however, that if the Company disputes the amount of such remediation costs as so determined, the Company shall notify the Buyer to such effect within ten business days of its receipt of Buyer's environmental report pursuant to
Section  6.06,  and  the  amount  of  the   Closing Environmental
Liabilities shall then be determined in accordance with the dispute resolution procedure set forth in Section 10.10(d).

     (d) For purposes of this Agreement, "Environmental Laws" means any federal, state, and local laws, judicial decisions,
regulations,   rules,   judgments,  orders,   decrees,   permits,
licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or
releases   of   pollutants,  contaminants  or   other   hazardous
substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

     Section  3.18.   Material  Agreements.   Except  for   those
contracts listed on Schedule 3.18 (the "Material Agreements"), or as disclosed in SEC Reports, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any written or oral contract, commitment or agreement which is material to the Company and the Company Subsidiaries taken as a whole or which involves payments of more than $150,000 in the aggregate over the remaining term thereof or which restricts the Company and its affiliates from engaging in any business in a manner that would be consistent
with its current practices and activities.   Each Material  Agreement
is in all material respects the validly existing, legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the best of the Company's knowledge, of the other parties thereto, subject to the Enforceability Exceptions. To the best of the Company's knowledge, the Company and the Company Subsidiaries are validly and lawfully operating in all material respects under the Material Agreements to which they are a party. To the best of the Company's knowledge, the Company and the Company Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of the Material Agreement to which they are a party.

     Section 3.19.  Title to Properties; Encumbrances.  Except as
set forth on Schedule 3.19 or as disclosed in the SEC Reports, the Company and each of the Company Subsidiaries has good and marketable title to (or in the case of leased assets, valid and existing leasehold interests in) the material assets set forth on the balance sheet included in the Form 10-Q (other than those disposed of in the ordinary course of business since October 31, 1998), free and clear of all Liens other than Permitted Liens. Schedule 3.19
sets forth a list of all real property  which  is owned   or   leased
by  the  Company  or  any  of  the   Company Subsidiaries, and sets
forth with respect to each lease: (i) the term thereof; (ii) the renewal options, if any, applicable thereto; (iii) the number of square feet of leased space; and (iv) the rents and other financial terms applicable thereto. Except as set forth in
Schedule 3.19 or disclosed in the SEC Reports and with such other exceptions as would not have a Material Adverse Effect, to the best of the Company's knowledge, all buildings, improvements,
furniture, fixtures, equipment  and other   operating   assets  of
the  Company  and   the   Company Subsidiaries are in good working
order and condition, normal wear and tear excepted.

     Section  3.20.  Labor Matters.  (a) Except as set  forth  on
Schedule 3.20, neither the Company nor any Company Subsidiary is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or of any Company Subsidiary. The Company has heretofore made available to Buyer true, complete and correct copies of the (i) employment agreements listed on Schedule 3.20 and (ii) labor or
collective   bargaining  agreements  listed  on  such   Schedule,
together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

     (b)    No  employees  of  the  Company  or  of  any  Company
Subsidiary are represented by any labor organization. To the knowledge of the Company, no labor organization or group of employees of the Company or of any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Company, there are no organizing activities involving either the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary.

     (c) Except as set forth on Schedule 3.20, there are no (i) unfair labor practice charges, grievances or complaints pending or, to the Company's knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or of any Company Subsidiary which, if resolved against the Company or any Company Subsidiary, as the case may be, would cause a Material Adverse Effect on the Company, or (ii) complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Company's knowledge, threatened in writing to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary which, if resolved against the Company or any Company Subsidiary, as the case may be, would cause a Material Adverse Effect.

     (d)   The  Company  is in full compliance  with  the  Worker
Readjustment and Notification Act, 29 U.S.C. 2101 (the "WARN Act"), including the prompt and correct furnishing of all notices required to be given thereunder in connection with any "plant closing" or "mass layoff" to "affected employees," "representatives" and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by the Company.

                              ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and the Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

     Section 4.01.  Corporate Existence and Power.  Each of Buyer
and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged, and will not engage, in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any
financing   required   to   consummate   the   transactions
contemplated  hereby.   Buyer  has heretofore  delivered  to  the
Company   true  and  complete  copies  of  Buyer's   and   Merger
Subsidiary's certificate or articles of incorporation and bylaws as in effect on the date hereof.

     Section  4.02.   Corporate  Authorization.   The  execution,
delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action of Buyer and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each  of  Buyer and Merger Subsidiary  enforceable against  it  in
accordance  with  its  terms,  subject  to            the
Enforceability Exceptions. The approval of Buyer's shareholders is not required to execute this Agreement or consummate the Merger. Buyer's and Merger Subsidiary's Boards of Directors have duly
authorized   the   Merger  and  the   other   transactions
contemplated hereby (including the Subordinated Note Purchase Agreement and the Subordinated Note) by resolutions adopted at meetings duly held and called.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with New York Law, (b) compliance with any applicable requirements of the Exchange Act,
(c) for notification pursuant to, and expiration or termination  of
the waiting period under, the HSR  Act,  and  (d) where   the
failure   to   obtain  such  consents, approvals, authorizations
or  permits,  or  to  make   such   filings   or notifications,
would  not  have, and  would  not  reasonably  be
expected to have, a Buyer MAE or materially interfere with or delay the transactions contemplated hereby. As used herein, the term "Buyer MAE" means a material adverse effect on the ability of
Buyer  and  Merger  Subsidiary to consummate  the  Merger     in
accordance with the terms and conditions set forth in this Agreement.

     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate or articles of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict in any material respect with any provision of law, regulation, judgment, order or decree binding upon Buyer or any Subsidiary of Buyer or (c) except as set forth in Schedule 4.04, and
with such exceptions as would not individually  or         in
the  aggregate  have a Buyer MAE, constitute a default  under  or
give   rise   to  any  right  of  termination,  cancellation   or
acceleration  of  any  right  or  obligation  of  Buyer  or   any
Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any agreement, contract or
other  instrument  binding upon Buyer or  any  Subsidiary     of
Buyer.

     Section   4.05.   Proxy  Statement;  Schedule  13E-3.    The
Schedule 13E-3, and any amendments or supplements thereto, will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At
the  time  the  Company Proxy Statement or any  amendment     or
supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by Buyer for inclusion or incorporation by reference in the Company Proxy Statement or the
Schedule  13E-3,  as  either  such document  may  be  amended  or
supplemented,  if  applicable,  will  not  contain   any   untrue
statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section  4.06    Litigation.   There  is  no  action,  suit,
investigation or proceeding pending against, or to the  knowledge of
the  Company threatened against, Buyer or any  Subsidiary     of
Buyer or any of their respective properties before any court or arbitrator or any governmental body, agency or official which seeks to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

     Section  4.07.   Finders'  Fees.   There  is  no  investment
banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, Buyer or any
Buyer   Subsidiary  (other  than  the  Company  or  any   Company
Subsidiary) who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.08. Financing. Buyer has, and will have prior to the Effective Time, sufficient funds available to pay the Merger Consideration in respect of all of the Shares (other than Shares owned by Buyer or any Subsidiary of Buyer) and to pay all related fees and expenses pursuant to the Merger and this Agreement.

                              ARTICLE 5
                      COVENANTS OF THE COMPANY

     The Company agrees that:
     Section 5.01.  Conduct of the Company.
     (a) Except as set forth in Schedule 5.01 or as otherwise contemplated herein, from the date hereof until the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and except as set forth in Schedule 5.01:

          (i) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

          (ii) the Company will not, and will not permit any Company Subsidiary to, merge or consolidate with any other
     Person  or acquire a material amount of assets of any  other
     Person;

          (iii) the Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice;

          (iv) the Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing; and

          (v) the Company will not, and will not permit any Company Subsidiary to take or agree to commit to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at the Effective Time.

     (b) Notwithstanding anything to the contrary in this Agreement, Buyer and Merger Subsidiary agree that (i) the Company may pay to: (A) Jefferies & Company, Inc. its fees and expenses in accordance with the existing agreements in respect of its fairness opinion relating to the Merger, not to exceed $250,000 in the aggregate; and (B) to other persons fees and expenses relating to the Merger in an amount not to exceed $250,000 in the aggregate, and (ii) to the extent that the Company makes any of these payments, none of the payments, individually or in the aggregate, shall be deemed to (i) have a Material Adverse Effect on the Company or (ii) provide to Buyer any reason not to consummate the Merger or make an adjustment to the Per Share Amount.

     Section 5.02.  Stockholder Meeting; Proxy Material.  Subject
to the provisions of Section 5.04, the Company shall cause the Company Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by New York Law. Subject to the provisions of Section 5.04, the Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders at the Company Stockholder Meeting, and will include such recommendation in the Company Proxy Statement; provided, however, that, consistent with
its  fiduciary duties set forth in Section 5.04,   the  Board  of
Directors of the Company shall be permitted to (i) not recommend to the Company's stockholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Buyer and Merger Subsidiary its recommendation to the Company's stockholders that they give the Company Stockholder Approval, but in each of cases (i) and (ii) only if and to the extent that the Company has complied with Section 5.04 and this
Section 5.02 and a Superior Proposal (as defined below) is pending at the time the Company's Board of Directors determines to take any such action or inaction. The Company will (i) in connection with the Company Stockholder Meeting, promptly prepare and file with the SEC, use commercially reasonable efforts to have cleared by the SEC as promptly as practicable and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such Company Stockholder Meeting and (ii) unless, to the extent permitted by the second sentence of this Section 5.02, and subject to Section 5.04, the Board of Directors shall not recommend to the Company's stockholders that they give the Company Stockholder Approval or shall have withdrawn or modified in a manner adverse to Buyer its recommendation, use commercially reasonable efforts to solicit proxies in favor of the approval of this Agreement and the Merger, provided that the obligation of the Company to cause the Company Proxy Statement and the proxy to be mailed to the Company's stockholders is subject to the Board of Directors of the
Company  having  received  from  Jefferies  &   Co.,   Inc.
confirmation of its opinion referred to in Section 3.02 as of the date scheduled for mailing of the Company Proxy Statement if the Board of Directors requests such a confirmation. For purposes of
this   Agreement,  "Superior  Proposal"  means  any   bona   fide
Acquisition Proposal, on terms that the Board of Directors of the Company determines in its reasonable good faith judgment are more favorable to the Company's stockholders taken as a whole than the transactions contemplated by this Agreement and with respect to which the Company's Board of Directors determines, in its reasonable good faith judgment, after consultation with its financial advisors, the Person making such Acquisition Proposal has the financial means to consummate such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation or tender or exchange offer or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any substantial debt or equity interest in, or a substantial portion of the assets of, the Company or of any Company Subsidiary, other than the transactions contemplated by this Agreement.

     Section  5.03.   Access  to  Information.   Subject  to  the
provisions of Section 5.06, from the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its
counsel,   financial  advisors,  auditors  and  other  authorized
representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries; provided that such access shall be upon reasonable advance notice to the Company and during normal business hours and shall not unreasonably interfere with the Company's operation of its business; and provided further that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

     Section 5.04.  Other Offers   From the date hereof until the
termination hereof, the Company and the Company Subsidiaries and the officers, directors, employees or other agents of the Company and the Company Subsidiaries will not (i) solicit or initiate any inquiries or proposals that constitute, or reasonably would be expected to lead to, any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Company Subsidiary or afford access to the properties, books
or  records of the  Company  or  any  Company Subsidiary, to   any
Person (or any of its agents or representatives) that the Company believes may be considering making, or has made, an Acquisition Proposal, provided that nothing contained in this Section 5.04 shall
(A) prevent the Company from furnishing nonpublic information to, or entering into negotiations with, any Person in connection with an unsolicited Acquisition Proposal received from such Person so long as prior to furnishing nonpublic information to, or entering into negotiations with, such Person, (1) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below), (2) the Board of Directors has reasonably concluded that such Acquisition Proposal may constitute a Superior Proposal and (3) the Company has otherwise complied with this Section 5.04 or (B) prevent the Company and the Company Subsidiaries from taking actions in the ordinary course of business consistent with past practice and not in connection with any Acquisition Proposal. The Company will notify Buyer as soon as possible, but in any event within 24 hours, after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall indicate the identity of the Person making the Acquisition Proposal or request and in reasonable detail the terms thereof. If the financial or other material terms of such Acquisition Proposal are modified in any material respect, then the Company shall notify Buyer as soon as possible, and in any event within 24 hours. The Company will immediately cease and cause its advisors and agents to cease any and all existing activities, discussions or negotiations regarding an Acquisition Proposal with any parties previously contacted; provided that the Company may inform such parties that this Agreement has been entered into and that the previously disclosed exploration of strategic alternatives process has been terminated. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer for the Shares by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company's shareholders as, in the judgment of the Board of Directors of the Company, based on the advice of outside counsel, is required under applicable law or under the rules of the NASDAQ Stock Market or (iii) responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 5.04.
From  the date hereof until the termination  hereof,  the Company
(i) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any Acquisition Proposal and other than as permitted under the proviso to the first sentence of this Section 5.04) to which it or any of its Subsidiaries is a party and (ii) shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, without limitation, by seeking to obtain injunctions to prevent breaches thereof that are known to it and specific performance thereof.

     Section 5.05. Estoppel Certificates. The Company will undertake commercially reasonable efforts to obtain from the lessor under each lease listed in Schedule 3.19 an estoppel certificate certifying (i) that to the knowledge of such lessor there exists no event or circumstance that constitutes, or which with the giving of notice or the passage of time would constitute, an event of default under the lease; (ii) that the lessee under the lease is current in its rent obligations thereunder; and (iii) that the material terms of the lease are as described in Schedule 3.19.

     Section  5.06.  Confidentiality Agreement.    The terms  and
conditions of the Confidentiality Agreement by and between Buyer and the Company dated November 5, 1998 (the "Confidentiality Agreement") are incorporated herein by reference and shall apply to all information relating to the Company and the Company Subsidiaries provided to Buyer before the execution of this Agreement and to all information relating to the Company and the Company Subsidiaries provided to Buyer after the execution of
this  Agreement,  including,  without  limitation,  pursuant   to
Section 5.03 hereof.

     Section 5.07. Pre-Closing Balance Sheet. The Company shall prepare and deliver to Buyer, as soon as reasonably practicable and in any event not less than five days prior to the scheduled Effective Time, a consolidated balance sheet of the Company and the Company Subsidiaries dated as of January 31, 1999 and satisfying the requirement of this Section 5.07(the "Pre-Closing
Balance  Sheet").    If the Effective Time occurs  on  or  before
March 15, 1999, then the Pre-Closing Balance Sheet may be unaudited, and (unless audited by PricewaterhouseCoopers LLP) shall be accompanied by a certificate executed by the Chief
Financial Officer and by the Executive Vice President and Secretary of the Company certifying that such Pre-Closing Balance Sheet is correct and complete in all materials respects and
prepared   in  accordance  with  generally  accepted   accounting
principles consistently applied, except as set forth on  Schedule
5.07.  If the Effective Time occurs after March 15, 1999, then the
Pre-Closing   Balance   Sheet   shall   be   audited    by
PricewaterhouseCoopers  LLP and shall be prepared  in  accordance
with   generally  accepted  accounting  principles   consistently
applied, except as set forth on Schedule 5.07, and provided that notwithstanding Schedule 5.07, inventory shrink shall be actual.

                              ARTICLE 6
                         COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.01. Obligations of Merger Subsidiary. Buyer will take any and all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

     Section  6.02.  Director and Officer Liability.   For  seven
years  after the Effective Time, Buyer will, and will  cause  the
Surviving  Corporation to, (i) indemnify and  hold  harmless  the present and former officers, directors and employees of the Company against all costs and expenses (including attorneys' fees and expenses), losses, claims, damages or liabilities of any kind or nature  in respect of acts or omissions occurring prior to the
Effective Time (including, without limitation, in respect of acts or
omissions  in  connection  with  this  Agreement   and the
transactions contemplated hereby) to the fullest extent permitted under  the Company's certificate of incorporation and bylaws  and
(ii)  to  the  fullest  extent permitted  under  applicable  law, advance to such Persons fees and expenses incurred in defending any action or suit with respect to which indemnity may be available  under  the Company's certificate of  incorporation  or bylaws  upon  receipt  from each such Person  to  whom  fees  and expenses  are  advanced of an undertaking reasonably satisfactory to
Buyer  to repay such advances if it is ultimately  determined that
such  Person  is not entitled to indemnification.   In  the event any
claim or claims are asserted or made within such sevenyear period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such Person and Buyer. For seven years after the Effective Time, Buyer will use commercially reasonable efforts to provide officers' and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective
Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on the date hereof. Buyer may satisfy such obligation by purchasing officer's and directors' liability and fiduciary liability run-off coverage for such seven-year period.
During such seven-year period, Buyer shall not cause or permit any amendment or other change to the articles of incorporation or bylaws of the Surviving Corporation which would adversely affect the indemnification rights of former officers, directors and employees of the Company, except to the extent any such amendment may be required by applicable law. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.02.

     Section 6.03. Employment Agreements. From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms, the employment contracts (including without limitation the severance provisions therein) listed in Schedule
3.20 between the Company or one of the Company Subsidiaries and certain current or former directors, officers or employees thereof (true and correct copies of which have been delivered by the Company to Buyer).

     Section 6.04. Standstill. If this Agreement is terminated by the Company pursuant to and in accordance with Section 9.01(e), Buyer shall not purchase any Shares for a period of one year following such termination without the prior written consent of the Company.

     Section 6.05. Transitory Nature of Merger Subsidiary. Buyer acknowledges that the Company has agreed to the structure of the merger on the basis that the transaction will be treated for federal income tax purposes as an acquisition by Buyer of the stock of the Company from the Company's shareholders.

     Section  6.06.  Buyer's Environmental Report.   Buyer  shall
use commercially reasonable efforts to cause Geologic Services Corporation to prepare and deliver to Buyer as soon as reasonably possible a Phase II environmental report covering all of the real property identified in Schedule 3.17, which report shall include an estimate as to the cost of remediating all Environmental Liabilities with respect to such properties. Buyer shall deliver a copy of such report to the Company not later than two business days following Buyer's receipt thereof.

                              ARTICLE 7
                 COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     Section 7.01. Commercially Reasonable Efforts; SEC Filings. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to 0the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a consent is obtained and shall keep the other informed as to the progress in obtaining such consents. The Company and Buyer will promptly prepare and file with the SEC, and thereafter mail to the stockholders of the Company as promptly as practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting. The Company Proxy Statement will include therein the information required to be provided to the Company's stockholders by Rule 13e-3(e) under the Exchange Act.

     Section  7.02.   Public  Announcements.     Buyer  and   the
Company agree that the press release set forth in Exhibit 7.02 hereto shall be released to the public immediately upon execution
hereof.   Buyer  and  the Company will consult  with  each  other
before issuing any other press release or making any other public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national quotation system, will not issue any such press release or make any such public statement prior to such consultation.

     Section  7.03.   Further  Assurances.   At  and  after   the
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 7.04. Notices of Certain Events. The parties shall promptly notify each other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) the occurrence, or threatened occurrence, of any fact or circumstance that would cause or constitute, or would be reasonably likely to cause or constitute, a material breach of any of its representations and warranties set forth herein.

                              ARTICLE 8
                  CLOSING; CONDITIONS TO THE MERGER

     Section  8.01.   Closing.   The closing of the  transactions
contemplated hereby shall take place at the offices of Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, 20th Floor, New York, New York 10022, or at such other location as the parties may agree in writing.

     Section 8.02. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by New York Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

     (c) the governmental and third party notices, authorizations, consents, orders or approvals set forth on Schedule 8.02 shall have been obtained and be in effect; and

     (d) (i) no federal, state or foreign court, arbitrator or governmental body, agency, or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Merger or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Buyer's conduct or operation of the business of the Company after the Merger in a manner that would have a Material Adverse Effect, and (ii) no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

     Section  8.03.  Conditions to the Obligations of  Buyer  and
Merger   Subsidiary.   The  obligations  of  Buyer   and   Merger
Subsidiary   to  consummate  the  Merger  are  subject   to   the
satisfaction of the following further conditions:

     (a)  No  Material  Adverse  Effect  shall   have
occurred and be continuing as a result of either (i) the breach by the Company of any of the representations and warranties of the Company contained in this Agreement (disregarding all exceptions therein for materiality and Material Adverse Effect), or (ii) the failure of the Company to have performed its obligations required hereunder, and Buyer shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect;

      (b) The amount of the Closing Environmental Liabilities shall have been definitively resolved in accordance herewith, and shall not be greater than $750,000;

      (c) Buyer shall have received from the Company the Pre-Closing Balance Sheet and all accompanying certifications and/or reports required pursuant to Section 5.07 showing that as of the date of such Pre-Closing Balance Sheet the Net Assets of the Company are not less than negative $1,000,000; and

      (d) Buyer shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer.

     Section 8.04. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a)  no  Buyer  MAE shall have  occurred  and  be
continuing  as  a result of either (i)  the  breach  by
Buyer   or   Merger   Subsidiary   of   any   of    the
representations and warranties of Buyer contained in this Agreement (disregarding the exceptions therein for materiality and Buyer MAE) or (ii) the failure of Buyer or Buyer Subsidiary to have performed its obligations required hereunder, and the Company shall have received a certificate signed by an executive officer on behalf of Buyer to the foregoing effect; and

      (b)  the Company shall have received all customary
documents  it  may reasonably request relating  to  the
existence  of  Buyer  or  Merger  Subsidiary  and   the
authority  of  Buyer  or  Merger  Subsidiary  for  this
Agreement,   all  in  form  and   substance  reasonably
satisfactory to the Company.

                              ARTICLE 9
                             TERMINATION

     Section   9.01.    Termination.   This  Agreement   may   be
terminated and the Merger may be abandoned at any time  prior  to the
Effective  Time  (notwithstanding  any  approval  of   this Agreement
by the stockholders of the company):

     (a)   by mutual written consent of the Company and Buyer;

     (b)   by  either the Company or Buyer if,  at  the
Company Stockholder Meeting (including any postponement or
adjournment     thereof), the  Merger  and  the  other
transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified herein;

     (c) by either the Company or Buyer, if the Merger has not been consummated by April 30, 1999; provided, however, that no party that has materially breached its obligations hereunder shall be entitled to terminate this Agreement under this subsection;

     (d)  by  either the Company or Buyer (so long as
such  party has complied in all material respects  with
its  obligations under Section 7.01), if there shall be
any  law or regulation that makes consummation  of  the
Merger  illegal, or if any judgment, injunction,  order or
decree enjoining  Buyer   or   the  Company from
consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (e)  by  the Company (provided that at  the  time
Buyer would not be entitled to terminate this Agreement
under  Section  9.01(f)  or  9.01(g)  disregarding  the
notice  provisions therein) if a Buyer MAE has occurred as
a result of either (i) the breach by Buyer of any of the
representations and warranties of Buyer  contained in
this Agreement (disregarding the exceptions therein for
materiality and Buyer MAE) or (ii) the failure of Buyer
or  Merger  Subsidiary  to  have  performed  its
obligations required  hereunder  (including   without
limitation a failure to consummate the Merger when and as required pursuant to and in accordance with this Agreement), and Buyer does not cure, or proceed in good faith to cure, such breach within ten business days after the Company delivers written notice thereof;

     (f) by Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(e) disregarding the notice provisions therein) if a Material Adverse Effect has occurred as a result of either (i) the breach by the Company of any of the representations and warranties of the Company contained in this Agreement (disregarding the exceptions therein for materiality and Material Adverse Effect) or (ii) the failure of the Company to have performed its obligations required hereunder, and the Company does not cure, or proceed in good faith to cure, such breach within ten business days after Buyer delivers written notice thereof;

     (g) by Buyer if either (i) the Company ceases to conduct normal retail operations at two or more of its currently existing store locations (other than a cessation of such retail operations at the Company's store locations no. 167 and/or 168 resulting from the termination of the leases for such locations solely be action of the landlord therefor), (ii) the Pre-Closing Balance Sheet to be delivered by the Company to Buyer as provided in Section 8.03(c)
shows  that  the  Net Assets of the Company  are  less  than negative $1,000,000, or (iii) the Closing Environmental Liabilities are greater than $750,000;

     (h) by the Company, if prior to the Company Stockholder Meeting, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have failed to include its recommendation in favor of the Merger in the Company Proxy Statement or shall have recommended or approved or endorsed a Superior Proposal (provided that the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal for purposes of Section 5.04 shall not be treated as
recommending,   approving  or  endorsing a Superior Proposal),  or
the Company shall have entered into a definitive agreement or a letter of intent or similar agreement (which shall not include a confidentiality/standstill agreement permitted by Section 5.04) providing for a Superior Proposal with a Person other than Buyer or its Subsidiaries, in each case in accordance with and to the extent permitted by Section 5.02; provided that the Company shall have made the payment referred to in Section 9.02(b) hereof;

     (i) by Buyer if the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have failed to include its recommendation in favor of the Merger in the Company Proxy Statement or shall have recommended or approved or endorsed a Superior Proposal (provided that the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal for purposes of Section 5.04 shall not be treated as
recommending,   approving  or  endorsing   a   Superior
Proposal),  or  the Company shall have entered  into  a
definitive  agreement or a letter of intent or similar
agreement (which shall     not include a
confidentiality/standstill agreement  permitted by Section
5.04) providing for a Superior Proposal with a Person other than Buyer or its Subsidiaries;

     (j)   by  Buyer  (provided that at  the  time
the Company  would  not  be  entitled  to  terminate   this
Agreement under Section 9.01(e) disregarding the notice provisions thereof) if the Company elects not to cause the Company Proxy Statement and Proxy to be mailed to the Company's stockholders pursuant to the proviso to the third sentence of Section 5.02;

     (k)   by  the Company (provided that at  the
time Buyer would not be entitled to terminate this Agreement under Sections 9.02(f) or 9.02(g) disregarding the notice provisions therein) if the Company elects not to cause the Company Proxy Statement and Proxy to be mailed to the Company's stockholders pursuant to the proviso to the third sentence of Section
5.02; or

     (l)   by  the Company, if the Pre-Closing
Balance Sheet to be delivered by the Company to Buyer as provided in Section 8.03(c) shows that the Net Assets of the Company are greater than $7,000,000.

The  party desiring to terminate this Agreement pursuant to  this
Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01.

     Section 9.02.  Effect of Termination.

     (a) If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 9.02 and in Section 10.04 shall survive the termination hereof.

     (b) In the event that (i) an Acquisition Proposal shall have been made known to the Company or any Company Subsidiary, or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter Company Stockholder Approval is not obtained or (ii) this Agreement is terminated by Buyer pursuant to Section 9.01(i) or by the Company pursuant to Section 9.01(l), then the Company will promptly, but in no event later than two days after the date of such termination, pay Buyer a fee equal to $2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds, plus upon Buyer's request all reasonable and documented out-of pocket expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby in an amount (as to such expenses) not to exceed $300,000, which payments will be in addition to any Termination Fee that may be payable. In the event that this Agreement is terminated by Buyer pursuant  to
Section 9.01(f), then the Company will promptly, but in no event later than two days after the date of such termination, pay Buyer, upon Buyer's request, all reasonable and documented out-of pocket expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $300,000. Notwithstanding any other provision herein,
no Termination Fee or any out-of-pocket expenses will        be
payable  under  this  Section 9.02(b) (i)  if  Buyer  shall  have materially breached any representation, warranty or covenant applicable to it hereunder and such breach shall have given rise to a right of termination on the part of the Company pursuant to Section
9.01(e) (disregarding the notice provision therein),         or
(ii) for any reason other than the specific circumstances set forth in this Section 9.02(b). The Company acknowledges that the agreements contained in this Section 9.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due
pursuant to this Section 9.02(b), and, in  order             to
obtain such payment, Buyer commences a suit which results in a judgment against the Company for the fee set forth in this
Section 9.02(b), the Company will pay to Buyer its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(e), then Buyer will promptly, but in no event later than two days after the date of such event, pay the Company a fee equal to $2,000,000 (the "Company Termination Fee"), plus upon the Company's request all reasonable and
documented out-of-pocket expenses incurred by the Company     in
connection with this Agreement and the transactions contemplated hereby and thereby in an amount (as to such expenses) not to exceed $300,000, which payments shall be made in addition to any Company Termination Fee that may be payable. Notwithstanding any other provision herein, no Company Termination Fee or any out-of pocket expenses will be payable under this Section 9.02(c) to the Company (i) if the Company shall have materially breached any representation, warranty or covenant applicable to it hereunder and such breach shall have given rise to a right of termination on the part of Buyer pursuant to Section 9.01(f) (disregarding the notice
provisions therein) or if Buyer shall be entitled            to
terminate this Agreement pursuant to Section 9.01(g) or (ii)  for any
reason  other than the specific circumstances set  forth      in
this Section 9.02(c). Buyer acknowledges that the agreements contained in this Section 9.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without
these   agreements,  the  Company  would  not  enter  into   this
Agreement; accordingly, if Buyer fails promptly to pay the amount due pursuant to this Section 9.02(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Buyer for the fee set forth in this Section
9.02(c), Buyer will pay to the Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     (d)   If any Company Termination Fee is payable pursuant  to
Section 9.02(c), Buyer in its discretion may satisfy its obligation to pay such Company Termination Fee (and any Company expenses) by offsetting, in whole or in part, the obligations of the Company to Buyer under that certain Subordinated Convertible Note Purchase Agreement between Buyer, as lender, and the Company, as borrower, dated as of even date herewith (the "Note Agreement").

                             ARTICLE 10
                            MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications given or made pursuant hereto to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

     if to Buyer or Merger Subsidiary, to:

          Phar Mor, Inc.
          20 Federal Plaza West
          Youngstown, OH   44503
          Attention: General Counsel
          Facsimile: 330 -740-2985

          with a copy to:

          Swidler Berlin Shereff Friedman, LLP
          3000 K Street, N.W.,
          Suite 300 Washington, D.C.   20007
          Attention: Morris F. DeFeo, Jr.
          Facsimile: 202-424-7643

     if to the Company, to:

          Pharmhouse Corp.
          860 Broadway
          New York, NY   10003
          Attention: President
          Facsimile: 212-358-9169

          with a copy to:

          Herrick, Feinstein LLP
          2 Park Avenue
          New York, NY 10016
          Attention:  Stephen M. Rathkopf
          Facsimile: (212) 889-7577

          and to:

          Maloney, Mehlman & Katz
          405 Lexington Avenue
          New York, NY  10174
          Attention:  Melvin Katz
          Facsimile: (212) 972-0111

or such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other parties
hereto.   Each such notice, request or other communication  shall
be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, or (b) if given by any other means, when delivered at the address specified in this Section.

     Section 10.02. Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time and be enforceable in accordance with their terms.

     Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective, provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.04. Expenses. Except as expressly provided in Sections 9.02 and 10.10(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto.

     Section 10.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.02, 6.03 and 10.08 (which are also intended to be for the benefit of the persons provided for therein and may also be enforced by such persons).

     Section   10.08.   No  Personal  Liability.   Neither   this
Agreement nor any certificate delivered hereunder shall create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto except the Buyer.

     Section 10.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles applied in such State.

     Section 10.10.  Jurisdiction; Jury Trial Waiver.  (a) Except as
expressly set forth in Section 10.10(c) or Section     10.10(d),
any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court sitting in New York City, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate
courts  therefrom)  in  any  such  suit,  action   or
proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State
of  New  York.   Without limiting the  generality  of  the foregoing,
each party hereto agrees that service of process upon such party may be made at the address referred to in Section 10.01, and if made in accordance with the provision of Section 10.01, shall be deemed effective service of process upon such party.

     (b) Each party hereto hereby waives all rights to trial by jury in any action or proceeding instituted by either of them against the other which pertains directly or indirectly to this Agreement, the Merger, any alleged tortious conduct by any party, or in any way, directly or indirectly, arises out of or relates to the
relationship among the parties hereto.   The  prevailing party in any
such suit, action or proceeding shall be entitled to recover all reasonable costs incurred in connection therewith including, without limitation, attorneys' fees.

     (c) In the event that Buyer terminates this Agreement pursuant to Section 9.01(f) and the Company disputes such termination, the Company, by written notice delivered to Buyer within five days of such termination, may require that such dispute be submitted to binding arbitration in accordance with
this  Section  10.10(c).   Such  arbitration  shall  be  held  in
Youngstown,   Ohio  in  accordance  with  the   CPR   Rules   for
Nonadministered  Arbitration  of  Business  Disputes  (the   "CPR
Rules"),  except as expressly modified by the provisions  hereof. The
arbitration  shall  be  governed  by  the   United   States
Arbitration Act, 9 U.S.C. 1-16, notwithstanding the choice of law provision of Section 10.09. There shall be one arbitrator, who shall be jointly selected by Buyer and Company; provided, however, that if the arbitrator has not been selected within 15 days after a matter is submitted to arbitration, then the arbitrator shall be selected in accordance with the CPR Rules. The arbitrator shall be disinterested in the subject matter of the dispute, shall not have been employed or engaged by either party within the past five years and shall have appropriate qualifications and experience with respect to arbitrations of business disputes. The prevailing party in the arbitration shall be entitled to recover all reasonable costs incurred thereby in connection with such arbitration proceeding, including without limitation reasonable attorneys' fees. Notwithstanding any other provision hereof, the sole question that may be submitted to arbitration pursuant to this Agreement is whether Buyer's termination of this Agreement pursuant to Section 9.01(f) was or was not justified.

     (d) In the event that the Company disputes the amount of the Closing Environmental Liabilities as provided in Section 3.17(c), such dispute shall be resolved as provided in this
Section 10.10(d). The Company shall have 20 days following delivery of its dispute notice pursuant to Section 3.17(c) to engage (at the Company's sole cost and expense) an environmental consultant to prepare a Phase II report as to the properties identified  on  Schedule  3.17 (which  report  shall  include  an
estimate   as  to  the  cost  of  remediating  all  Environmental
Liabilities with respect to such properties) and to deliver a copy of such report to Buyer. If the Company shall fail to deliver a copy of such report to Buyer within such 20-day period, then the Closing Environmental Liabilities shall be as determined by reference to Buyer's environmental report. If the Company delivers such environmental report to Buyer within such 20-day period and it indicates that the estimated cost to remediate all Environmental Liabilities of the Company with respect to the real property locations identified on Scheduled 3.17 is not more than $100,000 less than the remediation cost estimate submitted by Buyer's environmental consultant with respect to such properties, then the Closing Environmental Liabilities shall equal the average of the respective remediation cost estimates submitted by Buyer's environmental consultant and the Company's environmental consultant. If the Company delivers such environmental report to Buyer within such 20-day period and it indicates that the estimated cost to remediate all Environmental Liabilities of the Company with respect to the real property locations identified on Scheduled 3.17 is at least $100,000 less than the remediation cost estimate submitted by Buyer's environmental consultant with respect to such properties, then Buyer and the Company shall direct their respective environmental consultants to select a third environmental consultant (at the joint cost and expense of Buyer and the Company) to prepare a Phase II report as to the properties identified in Schedule 3.17 (which report shall
include   an   estimate  as  to  the  cost  of  remediating   all
Environmental Liabilities with respect to such properties) and to deliver a copy of such report to Buyer and the Company as soon as reasonably practicable. In such event, the Closing Environmental Liabilities shall equal the remediation cost estimate submitted by the third environmental consultant, whose decision shall be final and binding for all purposes hereof.

     Section 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Southern District of the State of New York or any New York state court sitting in New York City, in addition to any remedy to which they are entitled at law or in equity.

     Section 10.12. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 17, 1998.

     Section   10.13.    Entire   Agreement;   Schedules.    This
Agreement, the Confidentiality Agreement and the Note Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and  all contemporaneous oral agreements and understandings with
respect  to  the  subject  matter  hereof.    Each   party
acknowledges and agrees that no other party hereto makes any representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. The fact that any item of information is disclosed in any Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material
Adverse  Effect"  or  other  similar  terms  in   this Agreement.   A
matter set forth in one section of the Schedules need not be set forth in any other Section or Schedule so long as its relevance to the latter Section or Schedule is reasonably clear.

     Section   10.14.   Severability.   If  any  term  or   other
provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              PHARMHOUSE CORP.


                              By:/s/ Kenneth A. Davis
                              Name:  Kenneth A. Davis
                              Title: President

                              PHAR MOR, INC.


                              By:/s/ John R. Ficarro
                              Name:  John R. Ficarro
                              Title: Chief Admin. Officer

                              PHARMACY ACQUISITION CORP.

                              By:/s/ John R. Ficarro
                              Name:  John R. Ficarro
                              Title: Sr. V.P.